Fundrise SFR JV 1, LLC
Consolidated Financial Statements and Supplemental Schedules
As of and for the Years Ended December 31, 2024 and 2023

TABLE OF CONTENTS
Independent Auditor’s Report 3
Consolidated Balance Sheets 5
Consolidated Statements of Operations 6
Consolidated Statements of Members’ Equity 7
Consolidated Statements of Cash Flows 8
Notes to the Consolidated Financial Statements 9
Supplemental Schedules - Consolidating Balance Sheets and Statements of Operations 22

INDEPENDENT AUDITORS’S REPORT

To the Members of
Fundrise SFR JV 1, LLC:
Opinion
We have audited the consolidated financial statements of Fundrise SFR JV 1, LLC and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated
Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with
U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.
Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with
GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve co llus ion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with GAAS, we:
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
● Exercise professional judgment and maintain professional skepticism throughout the audit.
● Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
● Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
● Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
● Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

INDEPENDENT AUDITORS’S REPORT

Other Information
Management is responsible for the other information attached to the consolidated financial statements. The other information comprises balance sheets as of December 31, 2024 for each of the Company’s subsidiaries and related statements of operations for the year then ended, but does not include the consolidated financial statements and our auditors’ report thereon. Our opinion on the consolidated financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.
In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the consolidated financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.
McLean, Virginia
February 24, 2025

Fundrise SFR JV 1, LLC
CONSOLIDATED BALANCE SHEETS

See accompanying notes to consolidated financial statements.
(Amounts in thousands)
As of
December 31, 2024
As of
December 31, 2023
Assets
Cash $ 9,824 $ 13,754
Restricted cash 30,955 33,358
Other assets, net 8,033 13,432
Due from related parties 250 –
Deposits 319 7,766
Derivative financial instruments 4,700 11,256
Investments in real estate held for sale 15,913 225
Investments in rental real estate properties, net 1,220,076 1,291,691
Total Assets
$ 1,290,07 0
$ 1,371,482
Liabilities
Accounts payable and accrued expenses $ 20,361 $ 25,565
Due to related parties 800 5,992
Rental security deposits and other liabilities 5,071 5,452
Mortgages payable, net 82,657 90,589
Credit facilities 701,037 695,091
Total Liabilities
$ 809,926
$ 822,689
Total Members’ Equity 480,144 548,793
Total Liabilities and Members’ Equity
$ 1,290,070
$ 1,371,482

Fundrise SFR JV 1, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS

See accompanying notes to consolidated financial statements.
(Amounts in thousands)
For the Year Ended
December 31, 2024
For the Year Ended
December 31, 2023
Revenue
Rental and other property revenue $ 102,054 $ 97,285
Other revenue 254 779
Total Revenue
$ 102,308
$ 98,064
Expenses
Property operations and maintenance $ 52,474 $ 51,551
Depreciation and amortization 45, 177 45,317
Asset management and other fees 8,130 7,887
General and administrative expenses 2,603 5,388
Impairment loss 427 26
Total Expenses
$ 108,811
$ 110,169
Other Income (Expense)
Interest expense $ (41,656) $ (42,355)
Decrease in fair value of derivative financial instruments (12,547) (10,217)
Gain on sale of real estate, net 2,286 588
Income tax benefit 71 14
Loss on extinguishment of debt – (1,277)
Total Other Income (Expense)
$ (51,846)
$ (53,247)
Net Loss
$ (58,349)
$ (65,352)

Fundrise SFR JV 1, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

See accompanying notes to consolidated financial statements.
(Amounts in thousands)
Operating Member Investor Member Total Members’ Equity
December 31, 2022 $ 73,930 $ 665,385 $ 739,315
Contributions 4,400 39,600 44,000
Distributions (16,917) (152,253) (169,170)
Net loss (6,535) (58,817) (65,352)
December 31, 2023 $ 54 , 878 $ 493,915 $ 548,793
Contributions
5,420
48,78 0 5 4, 2 00
Distributions
(6,450)
(58,050) ( 64 , 50 0)
Net loss
(5,835)
(52,514) (58,349)
December 31, 2024
$ 48,013
$ 432,131 $ 480,144

Fundrise SFR JV 1, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

See accompanying notes to consolidated financial statements.
(Amounts in thousands)
For the Year Ended
December 31, 2024
For the Year Ended
December 31, 2023
Operating Activities:
Net loss $ (58,349) $ (65,352)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization 45,177 45,317
Amortization of deferred financing costs 3,791 5,641
Bad debt expense 2,151 1,433
Decrease in fair value of the derivative financial instruments 12,547 10,217
Impairment loss 427 26
Gain on sale of real estate, net (2,286) (588)
Change in assets and liabilities:
Net (increase) decrease in other assets, net (1,168) (2,194)
Net (increase) decrease in due from related parties (250) –
Net increase (decrease) in accounts payable and accrued expenses (5,273) 1,795
Net increase (decrease) in due to related parties (7,060) 2,845
Net increase (decrease) in rental security deposits and other liabilities (381) (2,013)
Net cash provided by (used in) operating activities
$ (10, 674 )
$ (2,873)
Investing Activities:
Acquisition of rental real estate properties $ (7,083) $ (61,025)
Capital expenditures related to rental real estate properties (4,596) (6,800)
Capital expenditures related to real estate held for improvement – (1,458)
Issuance of deposits – (412)
Release of deposits 5,690 30,299
Proceeds from sale of real estate properties 27,171 5,857
Net cash provided by (used in) investing activities
$ 21, 182
$ (33,539)
Financing Activities:
Net proceeds from advances on credit facilities $ 21,248 $ 264,622
Repayment of credit facilities (15,302) –
Repayment of mortgages payable (8,150) (73,800)
Repayment of notes payable – (7,575)
Purchase of derivative financial instruments (4,123) (16,294)
Payment of deferred financing costs (214) (6,176)
Capital contributions from Members 54,200 44,000
Distributions paid to Members (64,500) (169,170)
Net cash provided by (used in) financing activities
$ (16,841)
$ 35,607
Net increase (decrease) in cash and restricted cash $ (6,333) $ (805)
Cash and restricted cash, beginning of year
47,112 47,917
Cash and restricted cash, end of year
$ 40,779
$ 47,112
Supplemental Cash Flow Disclosures:
Real estate investments placed in-service $ 52,250 $ 34,787
Cash paid for federal income taxes 57 –
Supplemental Disclosure of Non-Cash Activity:
Real estate investments placed in-service $ – $ 24,673
Change in real estate investments held-for-sale 15,687 225
Change in accrued capital expenditures related to real estate investments 15 (5,993)
Change in accrual for deferred financing costs (2,678) 2,678
Change in due to related parties for derivative financial instruments and deferred financing costs (5,342) 5,094

Fundrise SFR JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

1. Formation and Organization
Fundrise SFR JV 1, LLC was formed on January 4, 2021 as a Delaware limited liability company and is governed by a limited liability company agreement (the “Operating Agreement”). The “Company”, “we”, “us”, and “our” collectively refer to Fundrise
SFR JV 1, LLC and its consolidated subsidiaries except where the context otherwise requires. The Company is owned 10% by
Fundrise Growth eREIT VII, LLC (the “Operating Member”) and 90% by Fundrise Real Estate Interval Fund, LLC (the “Investor
Member”) (collectively referred to as the “Members”). The Operating Member serves as the manager of the Company and has responsibility for day-to-day management and operations in accordance with the approved plans and budgets.
Our Members are externally managed by Fundrise Advisors, LLC (the “Manager”), which is an investment adviser registered with the Securities and Exchange Commission (“SEC”), and a wholly-owned subsidiary of Rise Companies Corp. (the “Sponsor”).
The Company was organized primarily to originate, invest in, and manage a diversified portfolio of single family rental real estate investments and other real estate-related assets. The Company may make its investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns. The Company substantially commenced operations on
January 25, 2021.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared on the accrual basis of accounting and conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company has no items of other comprehensive income or loss in any period presented.
Certain amounts in the prior year’s consolidated financial statements have been reclassified to conform to current year presentation.
On the consolidated balance sheets, certain “Other assets, net” amounts have been reclassified as part of “Investments in rental real estate properties, net.” On the consolidated statements of operations, certain “Other revenue” amounts have been reclassified as part of “Rental and other property revenue,” and certain “Gain on sale real estate, net” amounts have been reclassified as part of
“Impairment loss.”
Principles of Consolidation
We consolidate entities when we own, directly or indirectly, a majority interest in the entity or are otherwise able to control the entity. We consolidate variable interest entities (“VIEs”) in accordance with Financial Accounting Standards Board (“FASB”)
Accounting Standards Codification (“ASC”) 810, Consolidation, if we are the primary beneficiary of the VIE as determined by our power to direct the VIE’s activities and the obligation to absorb its losses or the right to receive its benefits, which are potentially significant to the VIE. A VIE is broadly defined as an entity with one or more of the following characteristics: (a) the total equity investment at risk is insufficient to finance the entity’s activities without additional subordinated financial support; (b) as a group, the holders of the equity investment at risk lack (i) the ability to make decisions about the entity’s activities through voting or similar rights, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests, and substantially all of the entity’s activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights. There were no VIEs as of and for the years ended December 31, 2024 and 2023.
All intercompany accounts and transactions have been eliminated in consolidation.
Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Fundrise SFR JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

Cash
Cash may at times exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The
Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses with respect to cash.
Restricted Cash
Restricted cash consists of cash balances restricted in use by contractual obligations with third parties. This may include funds escrowed for tenant security deposits, real estate taxes, property insurance, and other escrows required by lenders on certain of our properties to be used for future building renovations or tenant improvements.
Deposits
During the closing on a real estate investment, we may place a cash deposit on the property being acquired or fund amounts into escrow. These deposits are placed before the closing process of the property is complete. If subsequent to placing the deposit, we acquire the property (the deed is transferred to us), the deposit placed will be credited to the purchase price. If subsequent to placing the deposit, we do not acquire the property (deed is not transferred to us), the deposit will generally be forfeited or returned to
us. The Company may pay a deposit for a property that is ultimately acquired by another fund affiliated with the Manager of our
Members, and vice versa. Upon acquisition of the property, the related parties will reimburse one another for the full amount of the deposit.
During the years ended December 31, 2024 and 2023, the Operating Member was reimbursed approximately $0 and $950,000, respectively, for previously paid deposits. As of December 31, 2024 and 2023, no deposits were payable to the Operating Member.
During the years ended December 31, 2024 and 2023, the Company was reimbursed approximately $4.7 million and $23.0 million, respectively, for previously paid deposits. As of December 31, 2024 and 2023, approximately $0 and $4.7 million, respectively, in deposits were receivable from other related parties.
Rental Real Estate Properties and Real Estate Held for Improvement
Our investments in real estate assets may include the acquisition of unimproved land, single family homes, townhomes or condominiums, or multifamily properties that are (i) held as rental properties or (ii) held for redevelopment or are in the process of being renovated.
In accordance with FASB ASC 805, Business Combinations, the Company first determines whether the acquisition of a property qualifies as a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the property acquired does not constitute a business, the Company accounts for the transaction as an asset acquisition. The guidance for business combinations states that when substantially all of the fair value of the gross assets to be acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the asset or set of assets is not a business. All property acquisitions to date have been accounted for as asset acquisitions.
Upon acquisition of a property, the Company assesses the fair value of acquired tangible and intangible assets (including land, buildings, site improvements, above- and below-market leases, acquired in-place leases, and other identified intangible assets and assumed liabilities) and allocates the purchase price (including capitalized acquisition costs) to the acquired assets and assumed liabilities on a relative fair value basis. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. During this process, we also evaluate each investment for purposes of determining whether a property can be immediately rented (presented on the consolidated balance sheets as “Investments in rental real estate properties, net”) or will need improvements or redevelopment (presented on the consolidated balance sheets as “Investments in real estate held for improvement”).
The amortization of in-place leases is recorded to depreciation and amortization expense on the Company’s consolidated statements of operations. In-place lease assets are reflected within “Other assets, net” in our consolidated balance sheets.
For rental real estate properties, significant improvements are capitalized. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. We capitalize expenditures that improve or extend the life of a property and for certain furniture and fixtures additions.

Fundrise SFR JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

For real estate held for improvement, we capitalize the costs of improvement as a component of our investment in each property.
These include renovation costs and other capitalized costs associated with activities that are directly related to preparing our properties for their intended use. Other costs may include interest, property taxes, property insurance, and utilities. The capitalization period associated with our improvement activities begins at such time that development activities commence and concludes at the time that a property is available to be rented or sold.
Costs capitalized in connection with rental real estate property acquisitions and improvement activities are depreciated over their estimated useful lives on a straight-line basis. The depreciation period commences upon the cessation of improvement related activities or the month immediately following the placed in-service date. For those costs capitalized in connection with rental real estate properties acquisitions and improvement activities and those capitalized on an ongoing basis, the useful lives of the assets are as follows:
We evaluate our real estate properties for impairment when there is an event or change in circumstances that indicates an impaired value. If the carrying amount of the real estate investment is no longer recoverable and exceeds the fair value of such investment, an impairment loss is recognized. The impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. If the Company determines that an impairment has occurred, the affected assets must be reduced to their fair value.
For the years ended December 31, 2024 and 2023, we recognized impairment losses of approximately $427,000 and $26,000, respectively, recorded as “Impairment loss” within the consolidated statements of operations.
Investments in Real Estate Held for Sale
We intend to hold our properties for long-term investment, but may occasionally dispose of properties that no longer meet our long-
term strategy or where market conditions for sale are favorable. The proceeds from the sales may be reinvested into other properties, used to fund development or other operating needs, or distributed to our Members.
The Company classifies investments in real estate properties as held for sale in the period in which all of the following criteria are met: (1) management, having the authority to approve the action, commits to a plan to sell the asset; (2) the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets; (3) an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated; (4) the sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale within one year, except if events or circumstances beyond our control extend the period of time required to sell the asset beyond one year; (5) the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and (6) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.
We measure an investment in real estate that is classified as held for sale at the lower of its carrying value or fair value less any costs to sell. Any loss resulting from this measurement is recognized in the period in which the held-for-sale criteria are met. Conversely, gains are not recognized until the date of sale. Upon determining that an asset meets the criteria to be classified as held for sale, the
Company ceases depreciation and reports the asset separately within "Investments in real estate held for sale" in our consolidated balance sheets.
Deferred Financing Costs
Deferred financing costs are loan fees, capital markets fees, legal fees and other third-party costs associated with obtaining financing.
These costs are amortized over the terms of the respective financing agreements using a method which approximates the effective interest method. Deferred financing costs related to loan advances on the revolving credit facilities and the associated accumulated amortization are recorded within “Other assets, net” on the accompanying consolidated balance sheets. Deferred financing costs related to mortgages payable and the associated accumulated amortization are recorded within “Mortgages payable, net” on the accompanying consolidated balance sheets.
Description Depreciable Life
Building and building improvements 30 years
Site improvements 20 years
Furniture and fixtures 9 years
Lease intangibles Over lease term

Fundrise SFR JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

Income Taxes
The Company is treated as a pass-through entity for federal income tax purposes and, as such, is not subject to income taxes at the entity level. Rather, the distributive share of all items of income, gain, loss, deduction, or credit are passed through to the Members and reported on their respective tax returns. The Company’s federal tax status as a pass-through entity is based on its default classification as a limited liability company with more than one member, that is treated as a partnership. The Company assessed all of the tax positions it intends to take, both routine and those with a greater level of uncertainty, and determined that no unrecognized tax benefits are required to be recorded. For the open tax periods, the Company has no uncertain tax positions that would require recognition in the consolidated financial statements.
The Company files various federal, state, and local tax returns within the United States. No returns are currently under examination;
however, the statute of limitations of the Company’s federal tax returns generally remains open three years after the date of filing
(state and local tax returns may remain open for an additional year depending upon the jurisdiction).
The Company has two taxable real estate investment trust (“REIT”) subsidiaries (“TRS”). Fundrise SFR TRS 1, LLC (“SFR TRS
1”) and Fundrise SFR Portfolio TRS, LLC (“SFR Portfolio TRS”) were formed with an effective date of October 9, 2021 and July
14, 2023, respectively. We had made no provision for U.S. federal income tax purposes prior to the formation of our TRSs. As a result of these formations, we will record income tax expense or benefit with respect to our entity that is taxed as a TRS under provisions similar to those applicable to regular corporations and not under the REIT provisions.
For SFR TRS 1, approximately $39,000 and $57,000 of federal income tax benefit was recognized for the years ended December
31, 2024 and 2023, respectively, which is reflected as “Income tax benefit” in the consolidated statements of operations. As of
December 31, 2024 and 2023, gross deferred tax assets for SFR TRS 1 totaled approximately $95,000 and $57,000, respectively, and were included in “Other assets, net” on the consolidated balance sheets.
For SFR Portfolio TRS, approximately $32,000 of federal income tax benefit was recognized for the year ended December 31, 2024 which is reflected as “Income tax benefit” in the consolidated statements of operations. As of December 31, 2024 gross deferred tax assets for SFR Portfolio TRS totaled approximately $29,000 and were included in “Other assets, net” on the consolidated balance sheets. For the year ended December 31, 2023 approximately $43,000 of federal income tax expense was recognized, which is reflected net of “Income tax benefit” in the consolidated statements of operations. As of December 31, 2023 federal income taxes payable of approximately $43,000 was included in “Accounts payable and accrued expenses” on the consolidated balance sheets.
Revenue Recognition
Rental and other property revenues are recognized when due from tenants and recorded monthly as earned in accordance with the terms of the lease agreements. Other property revenue consists primarily of administrative, application, and other fees associated with tenant activities. Rental payments received in advance are deferred and recorded as “Rental security deposits and other liabilities” on the consolidated balance sheets until earned.
In accordance with FASB ASC 842, Leases, the Company considers the impact of lease incentives and rental concessions when accounting for rental income. Rental income is recognized on a straight-line basis over the term of the lease when collection is considered probable, which may result in the recording of unbilled rent receivables or liabilities. Unbilled rent receivables related to straight-line adjustments are included in “Other assets, net” on our consolidated balance sheets.
We will periodically review the collectability of our tenant receivables and record an allowance for doubtful accounts for any estimated probable losses. Leases entered into for the rental of a single-family unit are generally year-to-year, renewable upon consent of both parties on an annual or monthly basis.
Recent Accounting Pronouncements
Effective January 1, 2024, the Company adopted Accounting Standards Update 2023-07 (“ASU 2023-07”), Segment Reporting
(Topic 280): Improvements to Reportable Segment Disclosures , on a retrospective basis. This guidance provides new disclosure requirements on significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”). The intent of ASU 2023-07 is, through improved segment disclosures, to enable financial statement users to better understand an entity’s overall performance and to assess its potential future cash flows. The adoption of this pronouncement required additional disclosures
(see Note 13), but did not otherwise have an impact on our consolidated financial statements.

Fundrise SFR JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation
Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses . This new guidance requires public business entities to disclose, in a tabular format, the amounts of certain natural expenses included within relevant expense captions presented on the face of the income statement, as well as provide additional disclosures about certain other expenses. The new disclosure requirements are effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, with early adoption permitted, and may be applied either prospectively or retrospectively. The Company is currently evaluating the impact of this guidance on its consolidated financial statements and related disclosures.
3. Investments in Real Estate
Rental Real Estate Properties
The following table presents the Company’s investments in rental real estate properties, net (amounts in thousands):
As of December 31, 2024 and 2023, the carrying amount of the rental real estate properties above included cumulative capitalized acquisition costs of approximately $33.7 million and $32.5 million, respectively, which includes cumulative acquisition fees paid to the Sponsor of approximately $13.4 million.
For the years ended December 31, 2024 and 2023, the Company recognized approximately $44.1 million and $41.5 million, respectively, of depreciation expense on rental real estate properties.
Acquisitions
During the years ended December 31, 2024 and 2023, the Company acquired 22 and 235 rental real estate properties, respectively.
The following table summarizes the asset acquisition allocation for our investments in rental real estate properties (amounts in thousands):
Dispositions
During the years ended December 31, 2024 and 2023, the Company sold 101 and 21 rental real estate properties, respectively, for an aggregate gain of approximately $2.3 million and $588,000, respectively. These dispositions do not represent a significant shift in business strategy and did not have a major effect on our financial results; accordingly, we have not reported this activity as discontinued operations.
As of
December 31, 2024
As of
December 31, 2023
Land $ 186,731 $ 192,722
Building and building improvements 1,020,503 1,045,754
Site improvements 88,948 90,946
Furniture, fixtures and equipment 36,942 35,334
Construction in progress 593 340
Total gross investment in rental real estate properties $ 1,333,717 $ 1,365,096
Less: Accumulated depreciation (113,641) (73,405)
Total investment in rental real estate properties, net $ 1,220,076 $ 1,291,691
For the Year Ended
December 31, 2024
For the Year Ended
December 31, 2023
Land $ 1,371 $ 18,827
Building and building improvements 7,251 68,907
Site improvements 106 6,791
Furniture, fixtures and equipment 115 1,845
Total acquisition cost
(1)
$ 8,843 $ 96,370
(1) The difference in the total acquisition cost of $8.8 million for the year ended December 31, 2024 and the cash paid for acquisitions of $7.0 million per the consolidated statements of cash flows is due to approximately $1.8 million of deposits and other credits received at closing.
The difference in the total acquisition cost of approximately $96.3 million for the year ended December 31, 2023 and the cash paid for acquisitions of approximately $61.0 million per the consolidated statements of cash flows is due to the transfer of approximately $24.7 million in development costs from work in progress to in-service and approximately $10.6 million of deposits and other credits received at closing.

Fundrise SFR JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

Real Estate Held for Sale
As of December 31, 2024 and 2023, the Company had 66 and 1 rental real estate properties, respectively, that met the criteria to be classified as held for sale (see Note 2). The following table presents information related to the major classes of assets and liabilities that were classified as held for sale in our consolidated balance sheets (amounts in thousands):
4. Other Assets
The balance in other assets, net consists of the following (amounts in thousands) :
For the years ended December 31, 2024 and 2023, amortization expense on deferred financing costs related to credit facilities was approximately $3.6 million and $4.4 million, respectively, and is included within “Interest expense” in the consolidated statements of operations.
For the years ended December 31, 2024 and 2023, amortization of deferred rent concessions was approximately $2.6 million and
$2.5 million, respectively, and is included in “Rental and other property revenue” in the consolidated statements of operations.
As of December 31, 2024 and 2023, tenant receivables were recorded net of an allowance for credit losses of approximately
$510,000 and $416,000, respectively. For the years ended December 31, 2024 and 2023, the Company recorded approximately $2.2 million and $1.4 million, respectively, in bad debt expense which is included within “Rental and other property revenue” in the consolidated statements of operations.
For the years ended December 31, 2024 and 2023, the Company recognized approximately $0 and $992,000, respectively, of amortization expense on in-place lease assets and approximately $1.1 million and $2.8 million, respectively, of amortization expense on deferred leasing costs. Both amounts are included within “Depreciation and amortization” in the consolidated statements of operations. As of December 31, 2024 and 2023, in-place lease assets were fully amortized. As of December 31, 2024, deferred leasing costs will be fully amortized over the next twelve months.
5. Credit Facilities
On May 13, 2021, Fundrise SFR Portfolio, LLC (the “SFR 1 Borrower”), an indirect consolidated subsidiary of the Company, executed an agreement for a revolving credit facility with an initial commitment of up to $150.0 million, secured by real property owned by the Borrower’s subsidiaries (the “GS Credit Facility”). The GS Credit Facility has since been amended to increase the commitment amount to $400.0 million and to transition the benchmark interest rate from LIBOR to SOFR. As of December 31,
2024, the GS Credit Facility bears interest at the greater of 0.25% or SOFR, plus an applicable margin that ranges from 2.70% to
3.00%. The GS Credit Facility calls for interest-only payments for the entire term of the loan and a principal balloon payment at
As of
December 31, 2024
As of
December 31, 2023
Land $ 3,379 $ 55
Building and building improvements 12,067 154
Site improvements 638 10
Furniture, fixtures and equipment 234 6
Total gross investments in real estate held for sale $ 16,318 $ 225
Less: Loss on real estate held for sale
(1)
(405) –
Total investments in real estate held for sale $ 15,913 $ 225
(1) The loss on real estate held for sale is the recognized loss between the assets’ carrying value and fair value less any costs to sell (see Note 2). The loss is recorded as “Impairment loss” in our consolidated statements of operations.
As of
December 31, 2024
As of
December 31, 2023
Deferred financing costs, net $ 4,422 $ 7,781
Other receivables 1,437 2,255
Deferred rent concessions, net 1,186 –
Tenant receivables, net 492 1,727
Deferred leasing costs, net 208 1,244
Prepaid expenses 164 368
Deferred tax asset 124 57
Total other assets, net $ 8,033 $ 13,432

Fundrise SFR JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

maturity. The GS Credit Facility has a scheduled maturity date of December 13, 2025, with a one-year extension option available upon satisfying certain provisions. For the years ended December 31, 2024 and 2023, the SFR 1 Borrower incurred interest expense on the outstanding principal of approximately $28.1 million and $15.9 million, respectively. As of December 31, 2024 and 2023, approximately $2.2 million and $2.1 million, respectively, of interest was payable on the GS Credit Facility, which is included within “Accounts payable and accrued expenses” on the consolidated balance sheets.
On June 16, 2022, Fundrise SFR Portfolio 3, LLC (the “SFR 3 Borrower”), an indirect consolidated subsidiary of the Company, executed an agreement for a delayed draw term loan of up to $240.0 million, secured by real property owned by the Borrower’s subsidiaries (the “ML Credit Facility”). The ML Credit Facility bears interest at a fixed rate of 4.10%. The ML Credit Facility calls for interest-only payments for the entire term of the loan and a principal balloon payment at maturity. The ML Credit Facility matures on June 16, 2027. For the years ended December 31, 2024 and 2023, the SFR 3 Borrower incurred interest expense on the outstanding principal of approximately $10.0 million and $8.8 million, respectively. As of December 31, 2024 and 2023, approximately $847,000 of interest was payable on the ML Credit Facility, which is included within “Accounts payable and accrued expenses” on the consolidated balance sheets.
On June 2, 2023, Fundrise SFR JV 2 Portfolio, LLC (the “JV 2 Borrower”), an indirect subsidiary of Fundrise SFR JV 2, LLC, an affiliate of our Members, executed an agreement for a revolving credit facility of up to $770.0 million, secured by real property owned by the JV 2 Borrower’s subsidiaries (the “JPM Credit Facility”). The JPM Credit Facility bears interest at the greater of
1.00% or SOFR + 0.10%, plus a 2.25% margin. The JPM Credit Facility calls for interest-only payments for the entire term of the loan and a principal balloon payment at maturity. The JPM Credit Facility matures on June 2, 2025, with a one-year extension option available upon satisfying certain provisions.
Fundrise SFR Portfolio 4, LLC (the “JV 1 Borrower”), an indirect subsidiary of the Company, and Fundrise SFR Dev Portfolio, LLC
(the “Dev JV Borrower”), an indirect subsidiary of Fundrise SFR Dev JV 1, LLC, an affiliate of our Investor Member, were added as co-borrowers to the JPM Credit Facility through subsequent joinder agreements. Each co-borrower may pledge qualifying collateral to the line and request an advance to be funded according to the terms of the agreement, not to exceed the maximum aggregate commitment amount. In connection with the JPM Credit Facility, the Company entered into an Allocation and Reimbursement
Agreement in order to equitably disburse loan proceeds and allocate related costs amongst the co-borrowers. The JV 2 Borrower will serve as the administrative agent for the JPM Credit Facility, and will be responsible for coordinating loan proceeds, interest payments, and co-borrower reimbursements, as needed. As of December 31, 2024, approximately $248,000 was due to the JV 1
Borrower from the JV 2 Borrower, which is included within “Due from related parties” on the consolidated balance sheets. As of
December 31, 2023, approximately $5.1 million was due to the JV 2 Borrower from the JV 1 Borrower, which is included within
“Due to related parties” on the consolidated balance sheets.
For the years ended December 31, 2024 and 2023, the JV 1 Borrower was allocated interest expense on the outstanding principal of approximately $7.8 million and $1.5 million, respectively. As of December 31, 2024 and 2023, approximately $517,000 and
$558,000, respectively, of allocated interest was payable on the JPM Credit Facility, which is included within “Accounts payable and accrued expenses” on the consolidated balance sheets.

Fundrise SFR JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

The following is a summary of the credit facilities secured by the Company’s properties as of December 31, 2024 and 2023
(amounts in thousands):
For the periods ending December 31, 2024 and 2023, we incurred loan servicing fees of approximately $447,000 and $838,000, respectively, which are included within “Interest expense” in the consolidated statements of operations. Loan servicing fees are routine costs incurred for administrative and compliance purposes that are paid to unrelated third parties. These may include, but are not limited to, non-use or minimum utilization charges, diligence agent fees, and custodian services.
The credit facilities contain various financial and non-financial covenants. Included in these covenants are general liquidity and net worth requirements for the Company, its co-borrowers, and its Members. As of December 31, 2023, the co-borrowers under the
JPM Credit Facility failed to meet certain financial covenants as defined in the loan agreement. In response, the co-borrowers made a mandatory prepayment of approximately $7.8 million in January 2024 to resolve the covenant non-compliance. No other penalties or restrictions were imposed by the lender and this is not considered an event of default. As of December 31, 2024 and 2023, the
Company was in compliance with all other financial covenants per the credit facility agreements.
The Company is named as a guarantor for each of the credit facilities. The Company’s guarantees are limited to standard lender protection clauses in the remote likelihood of wrongful action on the part of our subsidiaries and, if applicable, our co-borrowers’
subsidiaries. No amounts have been accrued by the Company as a loss contingency related to these guarantees as of December 31,
2024 and 2023 because payment by the Company is not probable.
The following table presents the future principal payments due under the Company’s credit facilities as of December 31, 2024
(amounts in thousands):
Borrower
Commitment
Amount
Maturity
Date Interest Rate
Balance as of
December 31,
2024
(1)
Balance as of
December 31,
2023
(1)
Fundrise SFR Portfolio, LLC and Subsidiaries $ 400,000 12/13/2025 SOFR (0.25% floor) + 2.70 – 3.00% $ 346,793 $ 357,000
Fundrise SFR Portfolio 3, LLC and Subsidiaries 240,000 06/16/2027 4.10% 240,000 240,000
Fundrise SFR Portfolio 4, LLC, its Subsidiaries, and
its Co-Borrowers’ Subsidiaries
(2)
770,000 06/02/2025 SOFR + 0.10% (1.00% floor) + 2.25% 240,634 172,461
(1) The balances as of December 31, 2024 and 2023 exclude gross deferred financing costs of approximately $15.3 million and $15.1 million, respectively, allocated among co-borrowers (if applicable). These deferred financing costs, net of accumulated amortization, are included in “Other assets, net” on the consolidated balance sheets (see Note 4). As of December 31, 2024, the JPM Credit Facility’s allocation of gross deferred financing costs is approximately
$2.3 million to the JV 1 Borrower, approximately $1.8 million to the JV 2 Borrower, and approximately $512,000 to the Dev JV Borrower. As of December
31, 2023, the JPM Credit Facility allocation of gross deferred financing costs was approximately $2.1 million to the JV 1 Borrower, approximately $1.2 million to the JV 2 Borrower, and approximately $312,000 to the Dev JV Borrower. Approximately $0 and $2.7 million of deferred financing costs were payable as of
December 31, 2024 and 2023, respectively, and are included within “Accounts payable and accrued expenses” on the consolidated balance sheets.
(2) As of December 31, 2024, the allocation of outstanding loan principal is approximately $114.2 million to the JV 1 Borrower, approximately $90.6 million to the JV 2 Borrower, and approximately $35.8 million to the Dev JV Borrower. As of December 31, 2023, the allocation of outstanding loan principal is approximately $98.1 million to the JV 1 Borrower, approximately $54.5 million to the JV 2 Borrower, and approximately $19.9 million to the Dev JV Borrower.
Year Amount
2025 $ 587,427
2026 –
2027 240,000
2028 –
2029 and thereafter –
Total $ 827,427

Fundrise SFR JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

6. Mortgages Payable
The following is a summary of the mortgage notes secured by the Company’s properties as of December 31, 2024 and 2023
(amounts in thousands):
For the years ended December 31, 2024 and 2023, the Borrowers on the above mortgages payable incurred interest expense of approximately $6.0 million and $9.5 million, respectively, and incurred loan servicing fees of approximately $62,000 and $4,000, respectively, related to mortgage notes payable. Approximately $463,000 and $565,000 of current interest was payable to the lenders as of December 31, 2024 and 2023, respectively, which is included within “Accounts payable and accrued expenses” on the consolidated balance sheets.
During the years ended December 31, 2024 and 2023, no additional deferred financing costs were incurred related to the mortgage notes listed above. Deferred financing costs are reflected net of accumulated amortization on the consolidated balance sheets as a reduction to the related mortgages payable, which totaled approximately $18,000 and $236,000 as of December 31, 2024 and
2023, respectively. For the years ended December 31, 2024 and 2023, amortization of deferred financing costs was approximately
$218,000 and $820,000, respectively, and is included in “Interest expense” in the consolidated statements of operations.
The mortgage notes contain various financial and non-financial covenants. Included in these covenants are general liquidity, net worth, and contingent liability requirements for the Company and its Members. As of June 30, 2023, the FR Rock Ridge, LLC,
FR Emerald Lakes, LLC, and FR Hickory Street, LLC borrowers experienced a Cash Flow Sweep Event as defined in the loan agreement for failure to maintain a debt service coverage ratio (“DSCR”) of at least 1.05:1.00. In response, control over funds deposited into the property-level collection accounts has shifted to the lender and disbursement of such funds are now applied in accordance with the cash management agreement per the loan terms. The Cash Flow Sweep Event may be cured by achieving a
DSCR greater than or equal to 1.25:1.00 for two consecutive quarters. As of December 31, 2024 the borrowers remain in a Cash
Flow Sweep Event. As of December 31, 2024 and 2023, we were in compliance with all other loan covenants per the underlying mortgage agreements.
The following table presents the future principal payments due under the Company’s mortgage notes as of December 31, 2024
(amounts in thousands):
Borrower(s)
Commitment
Amount
Effective
Date
Maturity
Date Interest Rate
Balance as of
December 31,
2024
(1)
Balance as of
December 31,
2023
(1)
FR-Sunset, LLC
(2)(3)
$ 50,000 03/23/2022 06/30/2025 SOFR + 2.75% $ 36,200 $ 36,200
FR-Rock Ridge, LLC
(2)(3)
FR-Emerald Lakes, LLC
(2)(3)
FR-Hickory Street, LLC
(2)(3)
60,000 04/29/2022 03/31/2025 SOFR + 1.35% 46,475 54,625
(1) Excludes net deferred financing costs of approximately $18,000 and $236,000 as of December 31, 2024 and 2023, respectively. No deferred financing costs were payable as of December 31, 2024 and 2023.
(2) The loan was entered into or assumed by a wholly owned subsidiary (each a Borrower) of the Company. Each Borrower is a separate legal entity from its affiliates and therefore the assets and credit of each Borrower are not available to satisfy the debts and other obligations of any affiliates or any other entity. The
Operating Member is the guarantor, under certain circumstances outlined in the loan agreements, of each of the loans.
(3) The loan calls for interest-only payments for the entire term of the loan and a principal balloon payment at maturity, with no further options to extend. The
Company intends to obtain alternative financing in advance of the forthcoming maturity date.
Year Amount
2025 $ 82,675
2026 –
2027 –
2028 –
2029 and thereafter –
Total $ 82,675

Fundrise SFR JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

7. Notes Payable
During the year ended December 31, 2022, the Company entered into approximately $12.5 million of unsecured promissory notes with individual accredited investors through our Sponsor. The promissory notes were issued with a duration of three- or twelve months and bore interest at a rate of 3 – 5%. The twelve-month promissory notes matured on May 11, 2023, and the Company fully repaid the notes in the amount of approximately $8.0 million, including approximately $380,000 of accrued interest. As of
December 31, 2024 and 2023 no principal or accrued interest remained payable to investors. For the years ended December 31, 2024 and 2023, the Company incurred interest expense of approximately $0 and $137,000, respectively.
8. Derivative Financial Instruments
Effective May 18, 2021, we entered into an interest rate cap agreement to manage our exposure to interest rate risk on our variable rate debt associated with the GS Credit Facility (see Note 5). The initial interest rate cap agreement has been subsequently amended over the years in connection with the amendments of the GS Credit Facility. The current interest rate cap agreement is effective through June 13, 2025, has a notional amount of $350.0 million, and a strike rate of 2.0%. The interest rate cap is not for trading or other speculative purposes.
Similarly, on June 8, 2023, the JV 2 Borrower entered into an interest rate cap agreement to manage our exposure to interest rate risk on our variable rate debt associated with the JPM Credit Facility (see Note 5). The initial interest rate cap agreement has been subsequently replaced to increase the notional value and extend the maturity date. The current interest rate cap agreements are effective through June 2, 2025, have a combined notional amount of $241.0 million, and a strike rate of 3.00%. The interest rate caps are not intended for trading or other speculative purposes. The initial cost of the interest rate caps and subsequent changes in fair value (as discussed below) have been allocated among the JV 2 Borrower, JV 1 Borrower, and Dev JV Borrower in accordance with the aforementioned Allocation and Reimbursement Agreement (see Note 5).
The Company has not designated any of the interest rate caps as cash flow hedges; therefore, the derivatives do not qualify for hedge accounting. Accordingly, changes in the fair values of the interest rate caps are recognized immediately through earnings. For the years ended December 31, 2024 and 2023, we recognized aggregate changes in the fair value of the interest rate caps of approximately
$(12.5) million and $(10.2) million, respectively, recorded as “Decrease in fair value of derivative financial instruments” in our consolidated statements of operations. For the years ended December 31, 2024 and 2023, we recognized aggregate income of approximately $14.5 million and $11.1 million, respectively, related to the interest rate caps, which are recorded as a reduction to
“Interest expense” in our consolidated statements of operations. As of December 31, 2024 and 2023, approximately $437,000 and
$449,000, respectively, of interest rate cap income was payable to the Company and was recorded net of the related accrued interest expense, which is included within “Accounts payable and accrued expenses” on the consolidated balance sheets. The fair value of our derivatives is estimated based on observable market inputs, such as interest rates, term to maturity and volatility, as well as unobservable inputs, such as estimates of current credit spreads. The fair value of our derivatives is estimated based on observable market inputs, such as interest rates, term to maturity and volatility, as well as unobservable inputs, such as estimates of current credit spreads. The fair value of our derivatives as of December 31, 2024 and 2023, is shown below (amounts in thousands):
Derivative Instrument
Notional
Amount Effective Date Maturity Date
Fair Value as of
December 31, 2024
Fair Value as of
December 31, 2023
Interest Rate Cap
(1)
$ 114,000 06/08/2023 07/01/2024 $ – $ 1,417
Interest Rate Cap
(1)
104,000 08/29/2023 09/01/2024 – 1,560
Interest Rate Cap 357,000 12/18/2023 12/13/2024 – 9,563
Interest Rate Cap
(2)
122,000 06/21/2024 06/02/2025 798 –
Interest Rate Cap
(2)
119,000 09/01/2024 06/02/2025 779 –
Interest Rate Cap 350,000 12/13/2024 06/13/2025 3,951 –
(1) As of December 31, 2023, the allocation of derivative fair value is approximately $1.7 million to the JV 1 Borrower, approximately $940,000 to the JV 2
Borrower, and approximately $344,000 to the Dev JV Borrower.
(2) As of December 31, 2024, the allocation of derivative fair value is approximately $749,000 to the JV 1 Borrower, approximately $594,000 to the JV 2
Borrower, and approximately $235,000 to the Dev JV Borrower.

Fundrise SFR JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

9. Fair Value of Financial Instruments
We are required to disclose an estimate of fair value of our financial instruments for which it is practicable to estimate the value.
The fair value of a financial instrument is the price that would be received to sell an asset or would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. For certain of our financial instruments, fair values are not readily available since there are no active trading markets as characterized by current exchanges by market participants.
We determine the fair value of certain investments in accordance with the fair value hierarchy that requires an entity to maximize the use of observable inputs. The fair value hierarchy includes the following three levels based on the objectivity of the inputs, which were used for categorizing the assets or liabilities for which fair value is being measured and reported:
Level 1 – Quoted market prices in active markets for identical assets or liabilities.
Level 2 – Significant other observable inputs (e.g., quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs).
Level 3 – Valuation generated from model-based techniques that use inputs that are significant and unobservable in the market. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow methodologies or similar techniques, which incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.
As of December 31, 2024 and 2023, the Company’s significant financial instruments consist of cash, restricted cash, derivative financial instruments, and the outstanding principal on the credit facilities and mortgages payable.
The carrying amount of the Company’s cash and restricted cash as of December 31, 2024 and 2023 approximates fair value due to its short-term nature.
The only assets or liabilities as of December 31, 2024 and 2023 that are recorded at fair value on a recurring basis are the derivative financial instruments. As of December 31, 2024 and 2023, management estimated the fair value of our derivative financial instruments to be approximately $4.7 million and $11.3 million, respectively. We classify this fair value measurement as Level 2 as we use significant other observable inputs such as interest rate, term to maturity, and volatility.
As of December 31, 2024 and 2023, the outstanding principal carrying value for our credit facilities (allocated to the Company, if applicable) was approximately $701.0 million and $695.1 million, respectively, and the aggregate fair value was approximately
$695.0 million and $686.9 million, respectively. As of December 31, 2024 and 2023, the outstanding principal carrying value for our mortgages payable was approximately $82.7 million and $90.8 million, respectively, and the aggregate fair value approximated the carrying value. The fair value of our borrowings under variable rate agreements are estimated using a present value technique based on expected cash flows discounted using the current market rates (Level 3). Any changes to the valuation methodology will be reviewed by management to ensure the changes are appropriate. The methods used may produce a fair value calculation that is not indicative of net realizable value or reflective of future fair values. Furthermore, while we anticipate that our valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value could result in a different estimate of fair value at the reporting date.
10. Members’ Equity
Capital contributions are required from the Members on a pro rata basis as defined in the Operating Agreement. For the years ended
December 31, 2024 and 2023, incremental capital contributions totaled approximately $54.2 million and $44.0 million, respectively.
Distributions shall be made to the Members in proportion to their respective ownership percentages. For the years ended December
31, 2024 and 2023, the Company’s total distributions declared to Members were approximately $64.5 million and $169.2 million, respectively. No distributions were payable as of December 31, 2024 and 2023.

Fundrise SFR JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

The Company’s net income or loss is allocated to the Operating Member and Investor Member pro rata in proportion to their respective ownership percentages.
11. Property Management Agreements
In connection with our investments in rental real estate properties, the Company has entered into various property management agreements with third-party service providers to lease and manage the underlying assets.
Property management fees are generally calculated as a percentage of gross rental receipts and certain fees collected from tenants, subject to a minimum management fee as defined in the property management agreements. For the years ended December 31,
2024 and 2023, the Company incurred property management fees of approximately $3.4 million and $5.8 million, respectively, which are included in “Property operations and maintenance” expense on the accompanying consolidated statements of operations.
Approximately $145,000 and $173,000 of property management fees were payable as of December 31, 2024 and 2023, respectively, and are included within “Accounts payable and accrued expenses” on the consolidated balance sheets.
12. Related Party Transactions
Operating Expenses
Under the terms of the Operating Agreement, the Company shall pay or reimburse the Operating Member and its affiliates for expenses incurred on our behalf that are directly related to the operation, maintenance, and administration of the Company. For the years ended December 31, 2024 and 2023, the Operating Member and its affiliates incurred approximately $3.3 million and
$805,000, respectively, of reimbursable operating costs on our behalf. The increase in reimbursable operating costs is primarily due to our Manager's decision to transition the payment of certain operating costs to a centralized system rather than having the
Company pay directly. Approximately $116,000 and $248,000 of such costs were payable as of December 31, 2024 and 2023, respectively.
Affiliate Service Agreement
Effective January 1, 2022, the Company entered into a real estate services agreement (the “Service Agreement”) with Fundrise Real
Estate, LLC, a subsidiary of the Sponsor. The Service Agreement outlines various services Fundrise Real Estate, LLC agrees to perform as an independent contractor on a non-exclusive basis, including but not limited to real estate asset management, acquisition and disposition services, capital markets services, debt servicing, and development and entitlement services. Compensation for such services will be paid to Fundrise Real Estate, LLC as described in the Service Agreement.
Acquisition fees are capitalized in accordance with our accounting policies (see Note 2). For the years ended December 31, 2024 and 2023, total acquisition fees earned by Fundrise Real Estate, LLC were approximately $83,000 and $883,000, respectively. No acquisition fees were payable as of December 31, 2024 and 2023. For the years ended December 31, 2024 and 2023, total disposition fees earned by Fundrise Real Estate, LLC were approximately $369,000 and $64,000, respectively, and are included within “Gain on sale of real estate, net” on the consolidated statements of operations. No disposition fees were payable as of December 31, 2024 and 2023.
For the years ended December 31, 2024 and 2023, the Company incurred capital markets fees related to the closing of the credit facilities and mortgages payable of approximately $117,000 and $555,000, respectively, which are recorded as deferred financing costs and are amortized over the term of the respective loans. For the years ended December 31, 2024 and 2023, amortization expense of approximately $656,000 and $1.2 million, respectively, was recorded related to these fees and is included in “Interest expense” on the consolidated statements of operations. As of December 31, 2024 and 2023, no capital markets fees were payable to Fundrise Real Estate, LLC.
For the years ended December 31, 2024 and 2023, the Company incurred real estate asset management fees of approximately $6.8 million and $6.8 million, and debt servicing fees of approximately $1.2 million and $1.1 million, respectively, which are both included in “Asset management and other fees” on the accompanying consolidated statements of operations. As of December 31,
2024 and 2023, approximately $677,000 and $651,000, respectively, in such fees were payable to Fundrise Real Estate, LLC and are included within “Due to related parties” on the consolidated balance sheets.

Fundrise SFR JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

13. Segment Reporting
An operating segment is a component of a public business entity that engages in activities from which it may earn revenues and incur expenses and has discrete financial information available that is regularly reviewed by the CODM. The management committee of the Manager acts as the Company’s CODM by assessing performance and making decisions about resource allocation. The CODM has determined that the Company has a single operating segment based on the fact that the CODM monitors the operating results of the Company as a whole, and that our long-term strategic asset allocation is based on a defined investment strategy which is executed by the Company’s portfolio management team. The CODM utilizes net income/(loss) as the primary measure to evaluate performance of the Company. Accordingly, the financial information provided to and reviewed by the CODM is consistent with that presented within the Company’s consolidated financial statements. If the CODM’s method of evaluating performance changes, the
Company will reassess its segment reporting in accordance with ASC 280.
14. Commitments and Contingencies
Litigation
In the ordinary course of business, we may become subject to litigation or claims. As of December 31, 2024 and 2023, there were no material pending legal proceedings to which the Company is a party.
15. Subsequent Events
In connection with the preparation of the accompanying consolidated financial statements, we have determined that there are no events or transactions that have occurred through February 24, 2025 that require recognition or disclosure herein.

Fundrise SFR JV 1, LLC
SUPPLEMENTAL SCHEDULES

Consolidating Balance Sheets
As of December 31, 2024
(Amounts in thousands)
Consolidating Balance Sheets (continued)
As of December 31, 2024
(Amounts in thousands)
Fundrise SFR
JV 1, LLC
Fundrise SFR
TRS 1, LLC
Fundrise SFR
Portfolio, LLC
Fundrise SFR
Portfolio 2, LLC
Assets
Cash $ 3,229 $ 133 $ 3,334 $ 1,249
Restricted cash – 7 16,869 2,379
Other assets, net 842 96 3,102 484
Due to/from subsidiaries (400,506) – 60 2,154
Due from related parties – – 1 –
Deposits 319 – – –
Derivative financial instruments – – 3,951 –
Investments in subsidiaries 877,344 – – –
Investments in real estate held for sale – 1,406 6,357 8,150
Investments in rental real estate properties, net – 4 494,599 193,201
Total Assets
$ 481,228 $ 1,646
$ 528,273 $ 207,617
Liabilities
Accounts payable and accrued expenses $ 299 $ 65 $ 11,937 $ 1,084
Due to/from parent – – 296 (44,321)
Due to related parties 793 1 – –
Rental security deposits and other liabilities – – 3,508 277
Mortgages payable, net (8) – – 82,665
Credit facilities
– –
346,793 –
Total Liabilities
$ 1,084 $ 66
$ 362,534 $ 39,705
Total Members’ Equity
480,144 1,580
165,739 167,912
Total Liabilities and Members’ Equity
$ 481,228 $ 1,646
$ 528,273 $ 207,617
Fundrise SFR
Portfolio 3, LLC
Fundrise SFR
Portfolio 4, LLC
Eliminations
Fundrise SFR JV1,
LLC Consolidated
Assets
Cash $ 1,160 $ 719 $ – $ 9,824
Restricted cash 9,835 1,865 – 30,955
Other assets, net 2,559 950 – 8,033
Due to/from subsidiaries – – (398,292) –
Due from related parties – 249 – 250
Deposits – – – 319
Derivative financial instruments – 749 – 4,700
Investments in subsidiaries – – (877,344) –
Investments in real estate held for sale – – – 15,913
Investments in rental real estate properties, net 321,191 211,081 – 1,220,076
Total Assets
$ 334,745 $ 215,613
$ (479,052) $ 1,290,070
Liabilities
Accounts payable and accrued expenses $ 5,025 $ 1,951 $ – $ 20,361
Due to/from parent (240,005) (114,262) (398,292) –
Due to related parties 6 – – 800
Rental security deposits and other liabilities 632 654 – 5,071
Mortgages payable, net – – – 82,657
Credit facilities
240,000 114,244
– 701,037
Total Liabilities
$ 5,658 $ 2,587
$ (398,292) $ 809,926
Total Members’ Equity
329,087 213,026
(877,344) 480,144
Total Liabilities and Members’ Equity
$ 334,745 $ 215,613
$ (479,052) $ 1,290,070

Fundrise SFR JV 1, LLC
SUPPLEMENTAL SCHEDULES (CONTINUED)

Consolidating Statements of Operations
For the Year Ended December 31, 2024
(Amounts in thousands)
Consolidating Statements of Operations (continued)
For the Year Ended December 31, 2024
(Amounts in thousands)
Fundrise SFR
JV 1, LLC
Fundrise SFR
TRS 1, LLC
Fundrise SFR
Portfolio, LLC
Fundrise SFR
Portfolio 2, LLC
Revenue
Rental and other property revenue $ – $ 52 $ 45,750 $ 13,885
Other revenue 205 – 49 –
Total Revenue
$ 205 $ 52
$ 45, 799 $ 13, 885
Expenses
Property operations and maintenance $ 7 $ 99 $ 26,024 $ 6,073
Depreciation and amortization – 168 18,970 7,562
Asset management and other fees 7,974 – 156 –
General and administrative expenses 1,610 52 490 4
Impairment loss
– –
44 383
Total Expenses
$ 9 , 591 $ 319
$ 45,684 $ 14, 022
Other Income (Expense)
Interest expense $ (656) $ – $ (18,294) $ (6,255)
Decrease in fair value of derivative financial instruments – – (9,736) –
Gain (loss) on sale of real estate, net – (19) 2,515 (210)
Income tax benefit – 39 32 –
Total Other Income (Expense)
$ (656) $ 20
$ (25, 483 ) $ (6, 465 )
Net Income (Loss)
$ (10,042) $ (247)
$ (25,368) $ (6,602)
Fundrise SFR
Portfolio 3, LLC
Fundrise SFR
Portfolio 4, LLC
Eliminations
Fundrise SFR JV1,
LLC Consolidated
Revenue
Rental and other property revenue $ 27,031 $ 15,336 $ – $ 102,054
Other revenue – – – 254
Total Revenue
$ 27,031 $ 1 5, 336
$ – $ 102,308
Expenses
Property operations and maintenance $ 12,081 $ 8,190 $ – $ 52,474
Depreciation and amortization 11,211 7,266 – 45,177
Asset management and other fees – – – 8,130
General and administrative expenses 352 95 – 2,603
Impairment loss
– –
– 427
Total Expenses
$ 23, 644 $ 15, 551
$ – $ 108,811
Other Income (Expense)
Interest expense $ (10,844) $ (5,607) $ – $ (41,656)
Decrease in fair value of derivative financial instruments – (2,811) – (12,547)
Gain (loss) on sale of real estate, net – – – 2,286
Income tax benefit – – – 71
Total Other Income (Expense)
$ (10,844) $ (8,418)
$ – $ (51,846)
Net Income (Loss)
$ (7,457) $ (8,633)
$ – $ (58,349)